Exhibit 10.23

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (“Agreement”), effective as of                     ,                     , by and between Chaparral Steel Company, a Delaware corporation (the “Company”), and                              (the “Executive”), amends and restates in its entirety and replaces that certain Change of Control/Severance Agreement, dated January 13, 2006 (as previously amended), by and between the Company and the Executive and evidences that;

1. Operation of Agreement:

(a) Sections 1 and 8 through 19 of this Agreement will be effective and binding as of the Effective Date, but, anything in this Agreement to the contrary notwithstanding, Sections 2, 3, 4, 5, 6, 7 and 8 of this Agreement will not be effective and binding unless and until there will have occurred a Change of Control. For purposes of this Agreement, a “Change of Control” will be deemed to have occurred if at any time during the Term (as hereinafter defined) any of the following events will occur:

(i) The Company is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding equity interests in the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction;

(ii) The Company sells (directly or indirectly, whether in a single transaction or series of related transactions) all or substantially all of its assets (including, without limitation, by means of the sale of the assets of or equity interests in one or more direct or indirect subsidiaries of the Company) to any individual or to any corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting interests (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(iii) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”)) becomes (subsequent to the Effective Date) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifteen percent (15%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(v) If during any one (1) year period, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of (i) the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (ii) directors of the Company whose nomination and/or election was approved by the directors referenced in clause (i) immediately preceding.

Notwithstanding the foregoing provisions of Section 1(a)(iii) or 1(a)(iv) hereof, a “Change of Control” will not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, of fifteen percent (15%) or more, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership. As used in connection with the definition of “Change of Control,” references to the Company will be deemed to include any successor of the Company, references to directors of the Company will be deemed to include any persons performing similar functions on behalf of any successor of the Company, references to the stockholders of the Company will be deemed to include holders of equity interests in any successor of the Company and references to Voting Stock will be deemed to include voting equity interests in any successor of the Company.

(b) Upon occurrence of a Change of Control at any time during the Term (as hereinafter defined in Section 1(c) hereof), Sections 2, 3, 4, 5, 6, 7 and 8 of this Agreement will become immediately binding and effective.

(c) The period during which this Agreement will be in effect (the “Term”) will commence as of the date hereof and will expire as of the later of (i) the close of business on December 31, 2007 and (ii) the expiration of the Period of Employment (as hereinafter defined in Section 2 hereof); provided, however, that (A) subject to Section 9 hereof, if, prior to a Change of Control, the Executive ceases for any reason to be an employee of the Company, thereupon the Term will be deemed to have expired and this Agreement will immediately terminate and be of no further effect and (B) commencing on December 31, 2007 and the last day of each calendar year commencing thereafter, the Term will automatically be extended for an additional period of twelve (12) months unless, not later than the immediately preceding September 30, the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company, on the one hand, or the Executive, on the other hand, will have given notice that the Company or the Executive, as the case may be, does not wish to have the Term extended.

2. Employment; Period of Employment:

(a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change of Control, the Company will continue the Executive in its employ and the Executive will remain in the employ of the Company for the period set forth in Section 2(b) hereof (the “Period of Employment”), in the position and with substantially the same duties and responsibilities that the Executive had immediately prior to the Change of Control, or to which the Company and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive will devote substantially all of the Executive’s time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives immediately prior to the Change of Control) to the business and affairs of the Company, but nothing in this Agreement will preclude the Executive from devoting reasonable periods of time during normal business hours to (i) engaging in charitable and community activities, or (ii) managing the Executive’s personal investments.

(b) The Period of Employment will commence on the date on which a Change of Control occurs and, subject only to the provisions of Section 4 hereof, will continue until the earlier of (i) the expiration of the second anniversary of the occurrence of the Change of Control or (ii) the Executive’s death.

3. Compensation During Period of Employment:

(a) During the Period of Employment, the Executive will receive (i) annual base salary at a rate not less than the greater of (A) the Executive’s annual fixed or base compensation in effect on the date on which a Change of Control occurs or (B) such higher rate as may be determined from time to time thereafter by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (which base salary at such rate is herein referred to as “Base Pay”) and (ii) bonus, incentive or other payments of cash compensation (“Incentive Pay”) pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company which is in effect on the date on which a Change of Control occurs (other than Employee Benefits (as hereinafter defined)) (hereinafter collectively referred to as “Incentive Plans”) and which contemplates payment of Incentive Pay with respect to a time period ending during the Period of Employment. If any Incentive Plan in effect on the date on which a Change of Control occurs terminates prior to the expiration of the Period of Employment, the Company agrees to adopt for the benefit of the Executive a replacement incentive plan with similar terms and conditions (modified to reflect the new time period during which the replacement Incentive Plan will be effective), including, without limitation, similar measurement periods, bonus opportunities, payment dates and methods of calculating incentive compensation payable to the Executive. Upon adoption, such replacement incentive plan will be included within the scope of the defined term “Incentive Plans.” The Executive’s Base Pay will be payable in accordance with the Company’s regular compensation practices, but will in no event be paid less frequently than once each calendar month. The Executive’s Incentive Pay will be paid annually as soon as reasonably practicable following determination of the amount payable but in no event later than the date which is ninety (90) days following the last day of the fiscal year during which the measurement period, if applicable, with respect to such Incentive Pay ends or the performance standard, if applicable, with respect to such Incentive Pay can first be calculated.

(b) During the Period of Employment the Executive will, if and on the same basis as the Executive participated therein immediately prior to the Change of Control, be a full participant in, and will be entitled to the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate generally, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may exist immediately prior to the Change of Control or any equivalent successor policies, plans, programs or arrangements that may be adopted thereafter by the Company (collectively, “Employee Benefits”); provided, however, the Executive’s rights thereunder will be governed by the terms thereof and will not be enlarged hereunder or otherwise affected hereby. If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof subsequent to a Change of Control, then the Company will itself pay or provide such Employee Benefits. Nothing in this Agreement will preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement will in any way diminish any other obligation of the Company under this Agreement.

4. Termination Following a Change of Control:

(a) In the event of the occurrence of a Change of Control, this Agreement may be terminated by the Company during the Period of Employment only upon the occurrence of one or more of the following events:

(i) For “Disability,” which for purposes of this Agreement will mean that the Executive is unable to perform the essential functions of the Executive’s job (with or without reasonable accommodation) because the Executive has become permanently disabled within the meaning of, and actually begins to receive disability benefits pursuant to, a long-term disability plan maintained by or on behalf of the Company for senior executives generally or, if applicable, employees of the Company immediately prior to the Change of Control;

(ii) For “Cause,” which for purposes of this Agreement will mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive will have committed:

(A) an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(B) intentional wrongful damage to property of the Company;

(C) intentional wrongful disclosure of secret processes or confidential information of the Company; or

(D) gross dereliction in the performance of the Executive’s obligations as an employee of the Company; and

any such act will have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” or to be a “gross dereliction” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” or to be a “gross dereliction” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company or not opposed to the best interests of the Company; or

(iii) For a reason other than Cause, Disability and the actual receipt by the Executive of disability benefits in accordance with Section 4(a)(i) hereof or death, and payment to the Executive (in accordance with the terms and conditions of Section 5) of the Non-Compete Payment described in Section 5 provided that Executive complies, in all material respects, with the restrictive covenants set forth in Sections 5(b) and (d).

(b) In the event of the occurrence of a Change of Control, this Agreement may be terminated by the Executive at any time thereafter (without regard to the passage of time; provided the termination occurs during the Period of Employment) with the right to the Non-Compete Payment described in Section 5 (provided that Executive complies, in all material respects, with the restrictive covenants set forth in Sections 5(b) and (d)) upon the occurrence of one or more of the following events:

(i) Any termination by the Company of the employment of the Executive for any reason other than (A) for Cause, (B) as a result of the death of the Executive, (C) by reason of the Executive’s Disability and the actual receipt of disability benefits in accordance with Section 4(a)(i) hereof; or (D) in accordance with Section 4(a)(iii) hereof;

(ii) Termination by the Executive of the Executive’s employment with the Company during the Period of Employment upon the occurrence of any of the following events:

(A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) with the Company which the Executive held immediately prior to the Change of Control, a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay to be received from the Company, or the termination of the Executive’s rights to any Employee Benefits to which the Executive was entitled immediately prior to the Change of Control or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(B) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer, directly or indirectly, of all or a significant portion of its business and/or assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Company), unless the successor (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) will have irrevocably assumed and guaranteed all duties and obligations of the Company under this Agreement;

(C) The Company will require the Executive (without the consent of the Executive) to be based at any place which would increase his daily commute distance to more than fifty (50) miles (one-way) or to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Executive prior to the Change of Control without, in either case, the Executive’s prior consent; or

(D) Any material breach of this Agreement by the Company or any successor thereto.

5. Non-Compete Payment:

(a) Non-Compete Payment. If, following the occurrence of a Change of Control, the Company terminates the Executive’s employment during the Period of Employment other than pursuant to Section 4(a)(i) or 4(a)(ii) hereof, or if the Executive terminates the Executive’s employment pursuant to Section 4(b) hereof (in each case the date of Executive’s termination will be referred to as the “Termination Date”), the Company will pay, in the manner set forth below, to Executive an aggregate amount (the “Non-Compete Payment”) provided, that Executive complies, in all material respects, with the restrictive covenants set forth in Sections 5(b) and (d). The Non-Compete Payment will be delayed for six (6) months and one (1) day following Executive’s “separation from service” as such term is used in section 409A of the Code and the guidance promulgated thereunder:

(i) Subject to Section 5(a)(viii) below, the payment of Executive’s Base Salary pursuant to the Company’s normal payroll practices for a period of two (2) years following the Termination Date, except that if payment of such Base Salary is delayed pursuant to section 409A of the Code, the first six (6) months of such Base Salary will be paid in a lump sum on the day that is six (6) months and one (1) day following Executive’s date of termination.

(ii) Subject to Section 5(a)(viii) below, the payment of an amount equal to two hundred percent (200%) of the highest amount of Incentive Pay paid or payable to the Executive during any one of the last three (3) fiscal years of the Company ending prior to the Termination Date (regardless of the form in which paid or payable). Such incentive compensation will be paid in fifty-two (52) equal bi-weekly installments payable on the Company’s normal payroll dates except that if payment of such Incentive Pay is delayed pursuant to section 409A of the Code, the first six (6) months of such Incentive Pay will be paid in a lump sum on the day that is six (6) months and one (1) day following Executive’s date of termination.

(iii) For a period of two years following the Termination Date, the Company shall arrange to continue the participation of the Executive in any medical or dental benefit plans in which Executive participated on the Termination Date (“Continued Medical”). Executive will be required to continue to pay his portion of the cost of any insured Continued Medical coverage on a pre-tax basis. However, to the extent that such Continued Medical is self-funded by the Company, Executive will be required to pay the full cost of such coverages on an after-tax basis in order to ensure that the benefits payable to Executive are not includible in his gross income. Such Continued Medical is in addition to any rights Executive may have to continue such coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The pre-tax deduction for the self-funded Continued Medical coverages described above will be taken from Executive’s Base Pay described in Section 5(a)(i); provided, however, that if the commencement of the payment of such Base Pay is delayed for six (6) months and one (1) day, Executive will not be required to pay the cost of Continued Medical during such period and instead the Company will include the cost of such coverage in Executive’s income and report it as wages on Form W-2. This clause will not prohibit the Company from changing the terms of such medical or dental benefit plans provided that any such changes apply to all senior executives of the Company (e.g., the Company may switch insurance carriers or preferred provider organizations).

The Company’s obligation under this Agreement to provide Continued Medical will terminate if Executive obtains comparable coverage under a subsequent employer’s medical or dental benefit plans. Executive must advise the Company of the attainment of any such subsequent employer benefit coverages within thirty (30) days following such attainment. In addition, the Company will furnish the Executive with reasonable “out-placement” services for a period not to exceed two (2) years following the Termination Date; provided, however, nothing contained herein will require the Company to expend more than an aggregate of ten percent (10%) of the annual Base Pay of the Executive in payment for such services.

(iv) Except as set forth in Section 5(a)(vii), there will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit (including Employee Benefits) of the Executive provided for in this Agreement.

(v) All un-expired, un-forfeited and un-exercised stock options held by the Executive immediately prior to such termination of employment will become immediately vested and exercisable pursuant to their terms, regardless of whether or not the vesting/performance conditions set forth in the relevant Stock Option Agreements shall have been satisfied in full. The rights of the Executive pursuant to the terms and conditions of this Section 5(a)(v) will be in addition to any rights granted to the Executive pursuant to the terms and conditions of any Stock Option Agreement evidencing the grant by the Company of stock options to the Executive, whether granted before or after the execution and delivery of this Agreement.

(vi) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company will pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Prime Rate (as hereinafter defined) or, if lesser, the highest rate allowed by applicable usury laws. As used herein, the term “Prime Rate” means the rate of interest published from time to time by the Wall Street Journal, and designated as the Prime Rate in the “Money Rates” section of such publication. If such publication describes the Prime Rate as a range of rates, for purposes of this Agreement, the Prime Rate will be the highest rate designated in such range.

(vii) Payment of the Non-Compete Payment is contingent upon Executive’s satisfying the covenants set forth in Sections 5(b) and (d). If at any time during the Non-Compete Period Executive breaches the covenants set forth in Sections 5(b) and (d), Executive will forfeit any remaining Non-Compete Payments and no further Non-Compete Payments will be made pursuant to this Section 5(a)), provided that (x) Company will give Executive written notice stating in reasonable detail the facts and circumstances of such alleged breach and, if Executive reasonably cures any such breach within thirty (30) days of receipt of such notice, the Non-Compete Payments will not be forfeited; and (y) if Executive provides written notice that he disputes that he is not in breach of the provisions of Sections 5(b) and (d), the Company will deposit the remaining Non-Compete Payments in an interest bearing escrow account in a financial institution mutually agreed by the parties or, in the absence of an agreement, JPMorgan Chase Bank, NA to be held until entitlement to such Non-Compete Payment is finally determined.

(viii) In the event of Executive’s death or Substantial Disability (as defined below) during the Non-Compete Period, any remaining Non-Compete Payments that have not been paid as of the date of such death or Substantial Disability will become immediately due and payable in a single lump sum and will be paid to Executive (or his estate) within thirty (30) days of such event. “Substantial Disability” will mean Executive’s inability to perform any material business services of the type described in Section 5(b) for an aggregate of one hundred twenty (120) days during any period of one hundred eighty (180) consecutive days due to a mental or physical incapacity as determined by the mutual agreement of a physician selected by the Company or its insurers (the “Company Physician”) and a physician selected by Executive (Executive’s Physician). In the event that the Company Physician and the Executive’s Physician cannot agree on whether Executive’s condition is such that he has a Substantial Disability, such determination will be made by a third physician who is jointly selected by the Company Physician and the Executive’s Physician.

(b) Agreement not to Compete. In consideration of the Company’s promise to provide Executive with Confidential Information defined in Section 5(c), the Non-Compete Payment provided for in Section 5(a), the other mutual promises contained in this Agreement, and Executive’s employment with the Company, and so as to enforce Executive’s promises regarding Confidential Information contained in Section 5(c) of this Agreement, Executive agrees that in the event his employment with the Company is terminated following a Change in Control pursuant to Section 4(a)(iii) or Section 4(b), Executive will not, for a period of three (3) years after the date of such termination of employment (the “Non-Compete Period”), directly or indirectly, carry on or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Executive’s employment, evidenced in writing, at any time during the six (6) month period prior to such termination, an intention to engage in such business. Executive agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 5(b) will supersede any and all non-compete provisions contained in any and all other agreements which have been entered into between Executive and the Company and will survive the termination of this Agreement.

(c) Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide Executive with certain Confidential Information above and beyond any Confidential Information Executive may have previously received. Executive will not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Executive’s personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any Confidential Information acquired during the Employment Period. Executive will, at any time requested by the Company (either during his employment with the Company or during the Non-Compete Period), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control.

For purposes of this Agreement, “Confidential Information” includes the following information with respect to the Company, and its subsidiaries and its affiliates: sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, customer lists, and information regarding methods of doing business and the terms of this Agreement. As defined herein, Confidential Information does not include: (i) information already in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates, or (iii) information that Executive is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company.

(d) Agreement not to Solicit Employees. Executive agrees that, during the Non-Compete Period, Executive will not solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, the Company or any of its subsidiaries or affiliates to terminate such employee’s employment or agency, as the case may be, with the Company or any subsidiary or affiliate.

(e) Nondisparagement. Executive agrees that he will not disparage the Company, the Board of Directors of the Company, the Company’s executives, the Company’s employees and the Company’s products or services during his Period of Employment and thereafter. The Company likewise agrees that it will not disparage Executive during Executive’s Period of Employment or thereafter. For purposes of this Section 5(e), disparagement does not include (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, or (c) statements or comments in rebuttal of media stories or alleged media stories.

(f) Reasonableness of Restrictions. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 5 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Executive any undue hardship nor unreasonably interfere with Executive’s ability to earn a livelihood If any court determines that any portion of this Section 5 is invalid or unenforceable, the remainder of this Section 5 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 5, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

6. Certain Further Payments due Executive.

(a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement and/or any amounts or benefits otherwise paid or distributed to Executive by the Company that are treated as parachute payments under section 280G of the Code (such payments, collectively, the “Covered Payments”), are or become subject to the tax imposed under section 4999 of the Code or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company will pay to Executive an additional amount (the “Tax Reimbursement Payment”), such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax (including any penalties and interest thereon) on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, will be equal to the amount of the Covered Payments, together with an amount equal to the product of any deductions disallowed to Executive for Federal, state, or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of Federal, state, or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made. The time for payment of the Tax Reimbursement Payment is set forth in Section 6(e). The Tax Reimbursement Payment is intended to place the Executive in the same position he would have been in if the Excise Tax did not apply.

(b) Assumptions for Calculation. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” within the meaning of section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under section 280G(b)(3) of the Code) will be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax; and

(ii) the value of any non-cash benefits or any deferred payment or benefit will be determined by the Accountants in accordance with the principles of section 280G of the Code.

(c) Assumed Tax Rates. For purposes of determining the amount of the Tax Reimbursement Payment, Executive will be deemed to pay:

(i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(d) Subsequent Adjustment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive will repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof will not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company will not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and Company will mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied (in whole or in part); provided that Executive will remain responsible to repay the Company for any such unrefunded Tax Reimbursement Payments to the extent Executive ultimately prevails in such claim.

In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company will make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e) Timing of Payments. The Tax Reimbursement Payment (or portion thereof) provided for in Section 6(a) above will be paid to Executive on the day of the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company will pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and will pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, subject to the provisions of Section 6(d), such excess will be payable by Executive to the Company on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

7. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth herein, will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

8. Legal Fees and Expenses: It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay or cause to be paid and will be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive pursuant to this Section 8.

9. Employment Rights: Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change of Control; provided, however, that any termination of employment of the Executive (for any reason other than as described in Section 4(a)(i) or Section 4(a)(ii)) (i) following the commencement of any discussion with a third person that ultimately results in a Change of Control or (ii) within the six (6) month period immediately prior to a Change of Control will be deemed to be a termination or removal of the Executive after a Change of Control for purposes of this Agreement.

10. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as will be required pursuant to any law or government regulation or ruling.

11. Successors and Binding Agreement:

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 11(a) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The Company and the Executive recognize that neither party will have an adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

12. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS) AND THE LAWS OF THE UNITED STATES OF AMERICA AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN ELLIS COUNTY, TEXAS. COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN ELLIS COUNTY, TEXAS. NOTHING CONTAINED HEREIN WILL BE DEEMED TO BE A WAIVER OF ANY RIGHT THAT MAY EXIST TO REMOVE AN ACTION FILED IN STATE COURT TO FEDERAL COURT. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

13. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

(a)	If to the Company:	Chaparral Steel Company 300 Ward Road Midlothian, Texas 76065 Facsimile Transmission No.:(972) 779-1944 Attn: Corporate Secretary

(b)	If to the Executive:	Facsimile Transmission No.: Attn:

Either party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

14. Gender. Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

15. Entire Agreement. This Agreement represents the parties’ entire agreement with respect to the subject matter hereof and supersedes and replaces any prior agreement or understanding with respect to that subject matter. All prior and all oral representations, warranties and covenants with respect to the subject matter of this Agreement will be deemed to have been merged into and superseded by this Agreement. This Agreement may not be amended or supplemented except pursuant to a written instrument signed by the party against whom such amendment or supplement is to be enforced.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement. This Agreement will be considered fully executed when all parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.

17. Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties will be construed and enforced accordingly. The parties acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

18. Third Parties. Except as expressly set forth or referred to in this Agreement, nothing in this Agreement is intended or will be construed to confer upon or give to any party other than the parties to this Agreement and their successors and permitted assigns, if any, any rights or remedies under or by reason of this Agreement.

19. Waiver. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right.

20. Other Plans or Programs. The severance compensation payable under this Agreement is in addition to the compensation and benefits provided for the Executive under any other plan or program for employees of the Company and this Agreement will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

CHAPARRAL STEEL COMPANY

By:
Name:	Tommy A. Valenta
Title:	President-Chief Executive Officer

EXECUTIVE:

Name: